                            STATEMENT OF RESOLUTION
                 ESTABLISHING AND DESIGNATING A SERIES OF SHARES
                                       OF
                              GULFWEST OIL COMPANY

               Series D Preferred Stock, par value $.01 per share

     Pursuant  to  the   provisions  of  Article  2.13  of  the  Texas  Business
Corporation  Act, and pursuant to Article 4.1 of its Articles of  Incorporation, the  undersigned,  GulfWest  Oil  Company  (the  "Issuer"),  hereby  submits the following statement for the purposes of establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof:

     I. The name of the Issuer is GulfWest Oil Company.

     II. The  following  resolution  establishing  and  designating  a series of shares and fixing and determining  the relative  rights and preferences  thereof was duly adopted by the Board of Directors of the Issuer on January 6, 2000:

     RESOLVED,  by the Board of Directors (the "Board") of GulfWest Oil Company,
a Texas corporation (the "Issuer"), that pursuant to authority expressly granted to and vested in the Board by the provisions of the Articles of Incorporation of the Issuer,  as amended  (the  "Articles  of  Incorporation"),  the Board hereby creates a series of the class of authorized  Preferred Stock, par value $.01 per share,  of the Issuer (the  "Preferred  Stock"),  and  authorizes  the  issuance thereof,  and hereby  fixes the  designation  and amount  thereof and the voting powers,  preferences  and  relative,  participating,  optional and other special rights of the shares of such  series,  and the  qualifications,  limitations  or restrictions thereof, as follows:

     SECTION 1.  Designation  of  Series.  The  shares of such  series  shall be designated  "Series D Preferred Stock"  (hereinafter  called "Series D Preferred
Stock").

     SECTION  2.  Number of Shares.  The number of shares of Series D  Preferred
Stock shall be 12,000, of which number the Board may decrease (but not below the number of shares of the series then outstanding).

     SECTION 3.  Dividends.  No dividends will be paid on the Series D Preferred
Stock.

     SECTION  4.  Redemption  Rights.  The  Series  D  Preferred  Stock  is  not
redeemable.

     SECTION  5. No Sinking  Fund.  The Series D  Preferred  Stock  shall not be entitled to the benefits of any retirement or sinking fund.
                                       1

     SECTION 6. Liquidation.  The holders of the Series D Preferred Stock shall, in case of voluntary or  involuntary  liquidation,  dissolution or winding up of the affairs of the  Issuer,  be entitled to receive in full out of the assets of the  Issuer,  including  its  capital,  before  any  amount  shall  be  paid  or distributed among the holders of the Issuer's common stock (the "Common Stock"), the amount of $500 per share of Series D Preferred Stock.

     SECTION 7. Voting Rights.  Except as otherwise  expressly  required by law, the holders of the Series D Preferred Stock shall not be entitled to vote on any matters.  SECTION 8. Conversion to Common Stock. The Series D Preferred Stock is
convertible  to Common Stock at anytime  following the third  anniversary of the date of issuance.  Thereafter, the Holder may by written notice (the "Conversion
Notice")  to the  Issuer  convert  any or all of  the  shares  of the  Series  D
Preferred  Stock to Common Stock.  The number of shares of Common Stock issuable with  respect to each  share of Series D  Preferred  Stock upon such  conversion shall be $500 per share of Series D Preferred  Stock  divided by $8.00 per share of Common Stock (the "Conversion  Ratio"). Any resulting fractional shares shall be rounded  up to the next whole  share.  Following  the date of the  Conversion
Notice,  all shares of Series D  Preferred  Stock  specified  in the  Conversion
Notice shall thereafter cease to exist except to the extent that they evidence a right to receive  the  shares of Common  Stock  upon  conversion.  The shares of
Common Stock  issuable  upon  conversion  shall be issued by the Issuer once the
Holder  tenders the  certificates  evidencing  such shares of Series D Preferred
Stock to the Issuer for cancellation.  SECTION 9. Antidilution.  In case (i) the outstanding shares of the Common Stock shall be subdivided into a greater number of shares,  (ii) a dividend  in Common  Stock shall be paid in respect of Common
Stock, or (iii) the outstanding  shares of Common Stock shall be combined into a smaller number of shares  thereof,  the Conversion  Ratio in effect  immediately prior to such  subdivision or combination or at the record date of such dividend or distribution shall, simultaneously with the effectiveness of such subdivision or  combination  or  immediately  after  the  record  date of such  dividend  or distribution,  be  proportionately  adjusted  to equal the  product  obtained by multiplying  the Conversion  Ratio by a fraction,  the numerator of which is the number  of  outstanding  shares  of  Common  Stock  prior  to such  combination, subdivision  or  dividend,  and the  denominator  of  which  is that  number  of outstanding  shares of Common  Stock after  giving  effect to such  combination, subdivision or dividend. Any dividend paid or distributed on the Common Stock in stock or any other  securities  convertible into shares of Common Stock shall be treated as a dividend  paid in Common  Stock to the extent that shares of Common
Stock are issuable upon the conversion thereof. SECTION 10. Registration Rights.
The holders of the Series D  Preferred  Stock will have no  registration  rights with respect to the Series D Preferred  Stock or the  underlying  Common  Stock.
SECTION 11. Preemptive  Rights. The holders of the Series D Preferred Stock will have no preemptive rights whatsoever.  SECTION 12. Action by Consent. Any action required or  permitted to be taken at any meeting of the holders of the Series D
Preferred  Stock may be taken without such a meeting if a consent or consents in writing,  setting  forth the  actions  so taken,  is  signed by the  holders  of two-thirds of the outstanding  shares of Series D Preferred  Stock.
                                       2

     IN WITNESS  WHEREOF,  this Statement of Resolution is executed on behalf of the  Issuer  by its  Executive  Vice  President  and  Secretary  this 6th day of
January, 2000. GULFWEST OIL COMPANY

                                          By:
                                          --------------------------------------
                                          Jim C. Bigham
                                          Executive Vice President and Secretary